TECHNOLOGY LICENSE AGREEMENT BETWEEN
OMRF, RGCB AND QBIOMED

This Technology License Agreement (“Agreement”) is by and between the Rajiv Gandhi Center for Biotechnology, an autonomous research institute under the Govt. of India, located at Thycaud (PO), Poojappura, Thiruvananthapuram, Kerala State 695014, India (“RGCB”), the Oklahoma Medical Research Foundation, a nonprofit corporation, located at 825 NE 13th Street, Oklahoma City, OK 73104 ("OMRF") and QBiomed, Inc, a for-profit corporation, with offices at 501 Madison Ave, 14th Floor, New York, NY 10022 and its wholly-owned subsidiary, Q BioMed Cayman SEZC, a Cayman corporation (collectively, "COMPANY"). OMRF, RGCB and COMPANY shall be individually referred to as a “Party” and collectively referred to as “Parties” in this Agreement.

WHEREAS, Licensors (defined in Section 1.06 below) own and/or control certain Technology (defined in Section 1.16 below);

WHEREAS, Licensors have entered into an invention handling agreement effective as of January 31, 2017 (“IHA”), a copy of which has been provided to the COMPANY, which grants the exclusive right to OMRF to commercialize the Technology to third parties and share revenues with RGCB;

WHEREAS, OMRF has spent time, effort and resources to manage the Technology and find the COMPANY as the licensee of the Technology;

WHEREAS, COMPANY is in the business of developing therapeutic products;

WHEREAS, COMPANY now desires to enter into an Agreement with Licensors for the Technology and work with them to perform further research and development to advance the Technology to market;

WHEREAS, Licensors are willing to enter into such a license arrangement with the COMPANY; and

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, Parties hereby agree as follows:

Article 1.00 – Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.1
“Affiliate” of a party to this Agreement shall mean any corporation or other entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, “control” means ownership of: (a) at least fifty percent (50%) or the maximum percentage, if less than fifty percent (50%), as allowed by applicable law, of the outstanding voting securities of such entity; or (b) at least fifty percent (50%) of the decision-making authority of such entity.

1.2
“Change of Control” shall mean (a) the acquisition of COMPANY by another person or entity by means of any transaction or series of related transactions (including any stock transfer or series of transfers, reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of COMPANY; or (b) a sale of all or substantially all of the assets of the COMPANY to which this Agreement relates.

1.3
Confidential Information: Any and all information, including, but not limited to, Technology, documents, recordings, materials, knowledge, data, or other business or technical information of any nature whatsoever, which was disclosed to COMPANY by any of the Licensors under the confidentiality agreement effective as of January 20, 2017, or under this Agreement, or to which the COMPANY otherwise receives access as a result of this Agreement, or which the COMPANY generates as a result of its access to the Technology or information. However, the following information shall not be considered Confidential Information.

(a)	Information that is available to public at the time of its receipt by COMPANY; or
(b)	Information that becomes public knowledge other than by an act or omission on the part of the COMPANY; or
(c)	Information that COMPANY can prove, by the use of appropriate written documentation, was known to the it before the date of its disclosure by Licensors; or
(d)	Information that is legally acquired by COMPANY from a third-party not bound to Licensors by any express or implied obligation of secrecy; or
(e)	Information that the COMPANY can demonstrate, by appropriate written documentation, was developed by it independently of the disclosure by Licensors; or
(f)
Information that is required (i) for regulatory filings from the receiving party to the US Securities Exchange Commission or its foreign equivalent or (ii) to respond to any legal action against the COMPANY. In the event the COMPANY thus becomes legally compelled to disclose any Confidential Information, it shall provide OMRF (the representative of the Licensors) with prompt written notice of the same and may furnish only that portion of the Confidential Information that it is reasonably advised by its counsel as legally required to be disclosed, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information so disclosed.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

1.4	“Effective Date” shall mean June 15, 2017.

1.5	“Field” shall mean all therapeutic uses.

1.6	“Licensors” shall mean collectively OMRF and RGCB.

1.7
“Licensed Products” shall mean any products, processes or services within the Field that (i) in the absence of this Agreement, will infringe at least one Valid Claim of the Patent Rights, and/or (ii) the development, manufacture, use, sale, offer for sale or importation of which incorporates, uses, was derived from, identified by, validated or developed in whole or in part using the Technology.

1.8
“Net Sales” for the purpose of this Agreement shall mean the amount invoiced by COMPANY or its Affiliates, or Sublicensees, for the commercial sale or transfer of any Licensed Products to a third party, less documented: (a) sales, excise or use taxes shown on the face of the invoice; (b) credits for defective or returned Licensed Products actually given; and (c) regular trade and discount allowances given. Leasing, lending, consigning or any other activity by means of which a non-Affiliated third party acquires the right to possess or use a Licensed Product shall be deemed a transfer for the purpose of determining Net Sales. Net Sales on Licensed Products transferred as part of a non-cash exchange shall be calculated at the then-current customary sales price invoiced to third parties or fair market value if there are no current invoices to third parties. In the event that COMPANY transfers Licensed Products to an Affiliate, and the Affiliate retransfers the Licensed Products to third-party customers, then Net Sales shall be the price charged by the Affiliate to third-party customers, less documented allowable deductions actually taken. If such Affiliate does not retransfer any Licensed Products to third-party customers within one year, Net Sales shall be calculated to be the higher of:

(a)	the price charged by the COMPANY to the Affiliate, or
(b)	average price charged by the COMPANY to third-party customers, or
(c)	in the absence of sales to third party customers, the fair market price for the Licensed Products.

Net Sales accrues with the first of delivery or invoice.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

1.9
“OMRF Know-How” shall mean research and development information, materials, reagents, research results, technical data, unpatented inventions, trade secrets, know- how, expertise and any supportive information related to Uttroside B, its derivatives, modifications and/or analogs that are provided to COMPANY by OMRF for the development or manufacture of Licensed Products, and which are: (i) developed and/or controlled by OMRF as of the Effective Date, and/or (ii) generated under any sponsored research agreements entered into in writing between OMRF and the COMPANY.

1.10
“Patents” shall mean: (a) all patent applications listed in Exhibit A hereto claiming Uttroside B, its derivatives and/or their methods of use, (b) all patent applications relating to the composition and/or method of use of Uttroside B, its derivatives and/or modifications, which are filed by the Licensors or the COMPANY (or their contractors or agents) to protect the intellectual property generated pursuant to a sponsored research agreement between the COMPANY and any of the Licensors, (c) all patent applications relating to the composition and/or method of use of Uttroside B, its derivatives and/or modifications, which are filed by the COMPANY (or its contractors or agents) to protect the intellectual property generated during the term of the Agreement, and (d) all provisionals, divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) from any of the foregoing patent applications, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing.

1.11
“Patent Rights” shall mean the Valid Claims of the Patents to the extent that Licensors are legally entitled to grant such rights. “Valid Claim” shall mean a pending, issued or an otherwise unexpired claim within the Patent Rights that has not been held invalid or unenforceable by an un-appealable decision of a court or agency of competent jurisdiction.

1.12
“RGCB Know-How” shall mean research and development information, materials, reagents, research results, technical data, unpatented inventions, trade secrets, know- how, expertise, and any supportive information related to Uttroside B, its derivatives, modifications and/or analogs that are provided to COMPANY by RGCB for the development or manufacture of Licensed Products, and which are: (i) developed and/or controlled by RGCB as of the Effective Date, and/or (ii) generated under any sponsored research agreements entered into in writing between RGCB and the COMPANY.

1.13	“Sublicensee” shall mean any Affiliate or any third party to whom COMPANY has conveyed rights or the forbearance of suit under the Technology.

1.14
“Sublicense Income” shall mean consideration in any form received by COMPANY from each Sublicensee, excluding amount paid to OMRF on Net Sales. Sublicense Income shall include all fees and payments, including, but not limited to, equity and any consideration received for an equity interest in, extension of credit to, or other investment in COMPANY, to the extent such consideration exceeds the fair market value as promptly determined by agreement by the Parties or by an independent appraiser mutually agreeable to the Parties. In the event that funds are provided by the sublicensees and received by COMPANY for its research & development efforts (provided, all such funds are spent exclusively on research and development), such funds shall be excluded from the calculation of Sublicensee Income. The proceeds from the sale or COMPANY’s equity or debt securities shall also be excluded from Sublicense Income, except to the extent that such proceeds exceed the fair market value of such equity or debt securities and that such proceeds are provided to COMPANY for sublicensing rights regarding Licensed Products which are covered by the Technology.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

1.15	“Term” will mean the period that begins on the Effective Date and ends according to Article 10.

1.16	“Technology” shall mean Patent Rights, OMRF Know-How and RGCB Know-How.

Article 2.00 - Grant of Rights

2.1
l GRANT. Subject to the terms and conditions of this Agreement, Licensors grant to COMPANY a license to the Technology as given below within the Field so that COMPANY can make, have made, use, import, export, sell, distribute, deliver, offer for sale, and/or make derivative works of the Licensed Products.

(i)	an exclusive worldwide license to the Patent Rights, with the right to sublicense with Licensors’ approval, which approval shall not be unreasonably withheld; and

(ii)	a non-exclusive worldwide license to OMRF Know-How and RGCB Know-How, with the right to sublicense with Licensors’ approval, which approval shall not be unreasonably withheld,

2.2
RESERVATION OF RIGHTS. All rights granted under this Agreement are subject to the rights and obligations to, approvals from and requirements of the governments of the Republic of India and the USA, if any have arisen or may arise, regarding discoveries, inventions and Patent Rights, including, but not limited to, those set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”), Patents Act of India (1970) and Biological Diversity Act of India (2002). Licensors and their Affiliates’ reserve an irrevocable right to practice and have practiced the Technology in connection with their educational and non-commercial research programs. COMPANY agrees to comply with the provisions of the Bayh-Dole Act, Patents Act of India (1970) and Biological Diversity Act of India (2002).

2.3
NO OTHER RIGHTS GRANTED. This Agreement does not grant any right, title or interest in or to any other tangible or intangible property rights of Licensors or their Affiliates, including, but not limited to, any improvements thereon or to any patents or know-how, which are not expressly stated in Section 2.01. All such rights, titles and interests are expressly reserved by Licensors and COMPANY agrees that in no event will this Agreement be construed as a sale, an assignment or an implied license by Licensors or their Affiliates to COMPANY of any such tangible or intangible property rights.

2.4
SUBLICENSES. Any sublicense by COMPANY shall be to a Sublicensee that agrees in writing to be bound by substantially the same terms and conditions as COMPANY herein, or such sublicense shall be null and void. Sublicenses granted hereunder shall not be transferable, including by further sublicensing, delegatable or assignable without the prior written approval of Licensors, which approval shall not be unreasonably withheld, or such further sublicensing, delegation or assignation shall be null and void. COMPANY will provide OMRF with a copy of each sublicense agreement promptly after execution. COMPANY is responsible for the performance of all Sublicensees as if such performance were carried out by COMPANY itself, including the payment of any royalties or other payments provided for hereunder triggered by such sublicense, regardless of whether the terms of any sublicense require that Sublicensee pay such amounts to COMPANY or that such amounts be paid by the Sublicensee directly to OMRF. Each sublicense shall name Licensors as third party beneficiaries and, unless Licensors have provided written consent, all rights of Sublicensees shall terminate when COMPANY’s rights terminate. COMPANY shall not grant any fully-paid up, royalty-free sublicenses without Licensors’ prior written consent.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

2.5
RESEARCH FUNDING OBLIGATIONS TO OMRF. Within four (4) months of the Effective Date, COMPANY will execute a research agreement with OMRF, which is attached herewith as Exhibit B and incorporated herein by reference (“Research Agreement#1”), to conduct certain preclinical studies outlined in the Appendix A of the Research Agreement#1 (“Research Program”). COMPANY will pay OMRF necessary research funds (not exceeding $****) to conduct the Research Studies according to the terms of the Research Agreement#1.

Article 3.00 - Royalties

3.1	UP-FRONT FEE. Within seven (7) days of the effective date of Research Agreement
#1, COMPANY will make a nonrefundable and noncreditable up-front payment to OMRF of Ten Thousand US Dollars ($10,000) as partial consideration for entering into this Agreement.

3.2	MILESTONE FEES. Within thirty (30) days of achieving each of the following events, COMPANY will pay the corresponding nonrefundable and noncreditable milestone payments to the Licensors:

	EVENT	MILESTONE PAYMENTS (IN US$)
1	Completion of Research Program under Section 2.05 and the receipt of data/results from OMRF.	$	****
2
Upon the occurrence of the earliest of the following events: (i) filing of an Investigational New Drug application with the US FDA (“IND”) or its foreign equivalent by the COMPANY to initiate a human clinical trial, (ii) filing of an IND or its foreign equivalent by an entity to initiate a human clinical trial under a collaboration arrangement with the COMPANY or under an agreement where COMPANY agrees to pay for all the expenses of such IND filing and/or the clinical trial, or (iii) the completion of **** (****) months from the date of signing this Agreement.
		$	****
3	Successful completion of the Phase I clinical trial of the first Licensed Product	$	****
4	Successful completion of the first Phase II clinical trial of the first Licensed Product	$	****
5	Successful completion of the first Phase III clinical trial of the first Licensed Product	$	****
5	Receipt of US regulatory approval of the first Licensed Product	$	****
6	Receipt of the first non-US regulatory approval of the first Licensed Product	$	****
7	Achievement of cumulative worldwide Net Sales of $**** for Licensed Products	$	****
8	Achievement of cumulative worldwide Net Sales of $**** for Licensed Products	$	****
9	Change of Control	$	****

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

3.3
EARNED ROYALTIES. COMPANY will pay Licensors, at the end of each calendar quarter, a total royalty of **** percent (****%) of the Net Sales of all Licensed Products sold by COMPANY, its Affiliates and/or Sublicensees.

3.4
LICENSE MAINTENANCE FEE: COMPANY will pay Licensors a nonrefundable and non-creditable license maintenance fee of **** Dollars ($****) on the **** anniversary of the Effective Date and every year thereafter until the COMPANY makes its first Net Sales based royalty payment to the Licensors.

3.5
ANNUAL MINIMUM ROYALTIES. COMPANY will pay to Licensors minimum annual non-refundable royalty payments in the amount of **** US Dollars ($****) per calendar year commencing after the **** anniversary of the first commercial sale of a Licensed Product (“Annual Minimum Royalty”), if such Annual Minimum Royalty is greater than the Earned Royalties for all Licensed Products for such financial year. If in any year during the Term the aggregate amount of the Earned Royalty payments made during such year is less than the applicable Annual Minimum Royalty for such year (a “Shortfall”), then COMPANY shall make an additional payment to Licensors in the amount of the Shortfall together with the fourth quarter Earned Royalty payment for such year. As an example, if COMPANY’s annual royalty, which is paid quarterly to OMRF, totals $**** in the year Annual Minimum Royalty commences, COMPANY will pay the Shortfall of $**** from its Annual Minimum Royalty in the first quarter of the following year along with the Earned Royalty payment for that quarter.

3.6
ROYALTY STACKING. If COMPANY becomes a party to any license agreement with any third party under which COMPANY obtains a license for a technology required for the manufacture, use or sale of a Licensed Product, then COMPANY may reduce the Earned Royalties pursuant to Section 3.03 on such Licensed Product (on a product-by-product basis) by **** percent (****%) of the royalties that are payable to such third party; provided, however, that in no event will the Earned Royalties under Section 3.03 be reduced to less than ****% on the Net Sales of all Licensed Products sold by COMPANY. For the avoidance of doubt, Earned Royalties otherwise due under Section 3.03 will not be reduced to less than ****% of Net Sales regardless of the number of additional licenses to which COMPANY is a party. COMPANY agrees to immediately notify OMRF if COMPANY enters into any additional license(s) with any third party that would impact the Earned Royalty.

3.7
SUBLICENSE INCOME DISTRIBUTION. COMPANY will pay to OMRF: (a) **** percent (****%) of all Sublicense Income received by COMPANY for any sublicense agreement entered into with a Sublicensee within **** (****) years of the Effective Date, and (b) **** percent (****%) of all Sublicense Income received by COMPANY for any sublicense agreement entered into with a Sublicensee after the **** anniversary of the Effective Date. Payments otherwise due and payable to OMRF under Earned Royalties and/or milestone payments under this Agreement shall be excluded from the calculation of Sublicense Income. Any non-cash consideration received by COMPANY from such Sublicensees will be valued at its fair market value as of the date of receipt and Licensors will receive the aforementioned respective percentages of the fair market value.

3.8
TAXES. COMPANY is responsible for all taxes, duties, import duties, assessments and other governmental charges, however designated, which are now or hereafter imposed by any authority on COMPANY: (a) by reason of the performance by OMRF of its obligations under this Agreement, or the payment of any amounts by COMPANY to OMRF under this Agreement; (b) based on the Technology; or (c) related to use, sale or importation of the Licensed Products. Any withholding taxes that COMPANY is required by law to withhold on remittance of the royalty payments shall be paid forthwith to Licensors in an amount which shall result in the net amount being received by Licensors being equal to the amount which would have been received by Licensors had no such deduction or withholding been made. If necessary, COMPANY will obtain, or assist Licensors in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to Licensors by treaty or otherwise.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

3.9
U.S. CURRENCY. Under the IHA between the Licensors, OMRF is the sole commercialization agent for the Technology, and hence, all payments to Licensors under this Agreement will be made by the COMPANY to OMRF by draft drawn on a bank in the USA, and payable in U.S. dollars. OMRF will be responsible for the distribution of such revenues to RGCB according to the terms of the IHA. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the arithmetic average of the daily exchange rates during each quarter, which daily exchange rates shall be obtained from Reuters Daily Rate Report or The Wall Street Journal (Eastern Edition).

3.10             OVERDUE PAYMENTS. If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate of **** percent (****%) above the prime rate in effect at J.P. Morgan Chase Bank on the due date. Licensors shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following COMPANY’s such failure to pay. The acceptance of any payment, including such interest, shall not foreclose Licensors from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of COMPANY to make any payment when due.

Article 4.00 - Accounting and Reports

4.1
REPORTS AND PAYMENT. COMPANY will deliver to OMRF on or before the following dates: February 1 and August 1, a written report setting forth a full accounting showing how any amounts due to OMRF for the preceding calendar half-year have been calculated as provided in this Agreement, including an accounting of total Net Sales with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges and any payments due from Sublicensees. Each report will include product names and quantity sold for each country in which the Licensed Product was sold. If no Licensed Product transfers have occurred, COMPANY will submit a report so stating.

4.2
ACCOUNTING. COMPANY will, throughout the Term, keep complete, continuous, true and accurate books of accounts and records sufficient to support and verify the calculation of Net Sales, all royalties and any other amount believed due and payable to OMRF under this Agreement. Such books and records shall be retained by COMPANY until the latter of (i) six (6) years after the end of the period to which such books and records pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by applicable law. For as long as COMPANY owes Earned Royalties under this Agreement and six (6) years thereafter, such books and records will be open at all reasonable times (but no more than once per calendar year) for inspection by a representative of Licensors for audit and verification of royalty statements or of compliance with other aspects of this Agreement. In the event such audit reveals an underpayment by COMPANY, COMPANY will, within thirty (30) days, pay the royalty due in excess of the royalty actually paid. In the event the audit reveals an underpayment by COMPANY of more than three percent (3%) of the amount due, COMPANY will pay for the interest on the royalty due in excess of the royalty actually paid at the highest rate then permitted by law, and will also reimburse Licensors for the full cost of such audit. Obligations under this Article 4 will fully extend to COMPANY’s Affiliates and Sublicensees.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Article 5.00 - Diligence

5.1
DEVELOPMENT PLAN & MILESTONES. COMPANY will, subject to the terms of the Agreement, be in control of the development and commercialization of Licensed Products. COMPANY will diligently develop the Technology and make commercially reasonable efforts to bring Licensed Products to market. COMPANY understands that such diligence by COMPANY is essential for Licensors to realize their value from the commercialization of the Technology. Hence, COMPANY will meet the following developmental milestones. If COMPANY fails to meet any of the following developmental milestones, then Licensors may elect to terminate the Agreement.

(a)	Meet the research agreement/funding obligation provided in Section 2.05 of the Agreement.
(b)	Initiate a Phase II clinical trial of a Licensed Product prior to the expiration of the **** anniversary of the Effective Date.

5.2
DILIGENCE REPORTS. COMPANY will provide OMRF with accurate annual reports within thirty (30) days of each anniversary of the Effective Date describing in detail: (a) as of that reporting period, all development and marketing activities for each Licensed Product and the names of all Sublicensees, including which of the Sublicensees are Affiliates; and (b) an updated development plan for the next annual period.

Article 6.00 – Intellectual Property Management

6.1
CONTROL. Within 150 days after the Effective Date and upon the receipt of an invoice from OMRF, COMPANY will pay OMRF for all documented attorneys’ fees, expenses, official fees and other charges (not to exceed $****) incurred by Licensors through October 31, 2017 relating to the filing, prosecution and maintenance of Patents. COMPANY will then onwards be responsible for all expenses relating to Patents (incurred after October 31, 2017), which OMRF will invoice the COMPANY on a quarterly basis. COMPANY will, within fifteen (15) days of the receipt of such quarterly invoice from OMRF, pay for all such attorneys’ fees, expenses, official fees and other charges related to the filing, prosecution and maintenance of Patents. OMRF shall control the prosecution and maintenance of the Patents in consultation with COMPANY and with patent counsel reasonably acceptable to COMPANY. OMRF and its patent counsel will keep COMPANY promptly informed about all the details of the patent prosecution and shall copy COMPANY on all prosecution related activities. OMRF shall make available to COMPANY the serial numbers and filing dates, together with copies of all the applications, including copies of all patent office actions from any patent office, responses and all other communications from any patent office. OMRF will keep COMPANY promptly informed of these activities, shall copy COMPANY on all prosecution related activities and shall accept any reasonable advice and guidance provided by COMPANY regarding patent prosecution strategy and/or documentation drafting. COMPANY.

6.2
ENFORCEMENT: Each party shall inform the other promptly in writing of any alleged infringement of the Patent Rights by a third party. COMPANY shall have the right, but not the obligation, to prosecute in its own name and at its own expense any infringement of any Patent Rights. If COMPANY elects to commence an infringement action, COMPANY shall bear all expenses related to such action and, Licensors at their option, may join as party to such action. Regardless of whether either of the Licensors join as party, COMPANY shall control such action, and Licensors shall, within reason, cooperate fully with COMPANY in connection with any such action. Recoveries or reimbursements from infringement actions commenced by COMPANY shall be distributed as follows: (i) Parties shall be reimbursed litigation expenses, including but not limited to, reasonable attorneys’ fees; (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the sales of the infringer (whichever measure of damages the court shall have applied) and shall be included towards Net Sales calculations for royalty determination; and (iii) any remaining recoveries or reimbursements shall be paid ****% to COMPANY and ****% to Licensors. If COMPANY decides not to prosecute infringement of any Licensed Patent, Licensors reserve the right (without obligation) to prosecute such infringement, in which case, the roles and returns stated above in this paragraph shall be reversed.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

6.3
PATENT MARKING. To the extent commercially feasible, COMPANY will mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent within the Patent Rights that cover such Licensed Product(s). Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

6.4
DEFENSE. OMRF, on behalf of Licensors, will have the first right, but not the obligation, to take any measures deemed appropriate by OMRF, regarding (a) challenges to the Patent (including interferences in the U.S. Patent and Trademark Office and oppositions in foreign jurisdictions) and (b) defense of the Patents (including declaratory judgment actions). COMPANY shall reasonably cooperate in any such measures if requested to do so by OMRF.

6.5
THIRD PARTY LITIGATION. In the event a third party institutes a suit against COMPANY for patent infringement involving a Licensed Product, COMPANY will promptly inform OMRF and keep OMRF regularly informed of the proceedings. COMPANY agrees to indemnify, defend and hold harmless OMRF for any claims, demands or law suits related thereto.

Article 7.00 – Use of Name or Logo

Subject to legal obligations for COMPANY to disclose material facts as a result of its status as a publicly listed company on the OTCQB and a filer pursuant to the Securities Act of 1934, Parties will not use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of the other Parties or their Affiliates, collaborators or Sublicensees, or any simulation, abbreviation or adaptation of the same, or the name of any employee or agent of the other Parties, without the respective Party’s prior, written, express consent. However, Parties agree that upon execution of the Agreement, Parties will jointly prepare and publish one detailed press release regarding the relationship for publicity.

Article 8.00 - Confidentiality

8.1
TREATMENT OF CONFIDENTIAL INFORMATION. Except as provided for in Section 8.02, COMPANY will not disclose, use or otherwise make available to third parties Confidential Information (during the Term or 3 years thereafter) and will use the same degree of care it employs to protect its own confidential information.

8.2	RIGHT TO DISCLOSE.

(a)
To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, COMPANY may disclose Confidential Information of Licensors to its Affliates, Sublicensees, consultants and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those herein.

(b)
If COMPANY is required by law, regulation or court order to disclose any of the Confidential Information, it will have the right to do so, provided it: (i) promptly notifies Licensors; and (ii) reasonably assists Licensors to obtain a protective order or other remedy of Licensors’ election and at Licensors’ expense, and only disclose the minimum amount necessary to satisfy such obligation.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Article 9.00 – Warranties, Representations, Disclaimers and Indemnification

9.1	REPRESENTATIONS AND WARRANTIES OF COMPANY. COMPANY warrants and represents to OMRF that

(a)
it has independently evaluated the Technology and Confidential Information and their applicability or utility in COMPANY’s activities, is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation by Licensors, and assumes all risk and liability in connection with such determination;

(b)	it now maintains and will continue to maintain throughout the Term and beyond insurance coverage as set forth in Section 9.03 and that such insurance coverage sufficiently covers the OMRF Indemnitees;

(c)	it shall comply and require its Sublicensees to comply with all applicable international, national and state laws, ordinances and regulations in its performance under this Agreement; and

(d)	its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

9.2	DISCLAIMERS.

(a)
Except as expressly stated in this Agreement, LICENSORS HAVE NOT MADE AND DO NOT MAKE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY OR ANY OTHER CHARACTERISTIC OF THE TECHNOLOGY OR CONFIDENTIAL INFORMATION.

(b)
TECHNOLOGY AND CONFIDENTIAL INFORMATION ARE PROVIDED “AS IS” AND COMPANY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST OMRF FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE TECHNOLOGY OR CONFIDENTIAL INFORMATION. LICENSORS EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE, WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE TECHNOLOGY AND CONFIDENTIAL INFORMATION, OR THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION, OR THAT THE USE, SALE, OFFER FOR SALE OR IMPORTATION   OF   THE   TECHNOLOGY   OR   LICENSED   PRODUCTS   WILL  NOT INFRINGE OTHERS’ INTELLECTUAL PROPERTY RIGHTS. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR LICENSORS TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE TECHNOLOGY AND CONFIDENTIAL INFORMATION.

(c)
COMPANY AGREES THAT LICENSORS AND THEIR AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS AGREEMENT, WHETHER TO OR BY COMPANY, SUBLICENSEE OR A THIRD PARTY. IN NO EVENT WILL LICENSORS’ LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF LICENSORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL AMOUNT OF ROYALTIES THAT HAVE ACTUALLY BEEN PAID TO LICENSORS BY COMPANY AS OF THE DATE OF FILING AN ACTION AGAINST LICENSORS THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO COMPANY.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

9.3	INDEMNIFICATION AND INSURANCE.

(a)
Except for any liability arising from the gross negligence or willful misconduct of the Licensor(s), COMPANY will defend, indemnify and hold harmless Licensors, their Affiliates and their respective trustees, officers, agents, independent contractors and employees (“Indemnitees”) from any and all third party claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with: (i) the practice or exercise of any rights granted hereunder by or on behalf of COMPANY, any Affiliate or any Sublicensee; (ii) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products; and (iii) any act or omission of COMPANY or any Sublicensee hereunder. OMRF and Affiliates shall have no obligation to indemnify COMPANY hereunder.

(b)	Parties agree that this indemnity should be construed and applied in favor of maximum indemnification of Indemnitees.

(c)
Prior to any use or administration of a Licensed Product in humans, including, but not limited, use or administration of a Licensed Product in human clinical trial, COMPANY will procure and continuously carry occurrence-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by COMPANY hereunder during the Term and after, such amount being at least **** US Dollars (US $****). In addition, such policy will name Licensors and their Affiliates as additional-named insureds. The minimum limits of any insurance coverage required herein shall not limit COMPANY’s liability.

(d)
COMPANY expressly waives any right of subrogation that it may have against Indemnitees resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorneys’ fees) and expenses for which COMPANY is obligated to indemnify, defend and hold Indemnitees harmless under this Agreement.

9.4
PROHIBITION AGAINST INCONSISTENT STATEMENTS. COMPANY shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever that are inconsistent with any disclaimer or limitation included in this section or any other provision of this Agreement. COMPANY shall not settle any matter that will incur liability for Licensors or require Licensors to make any admission of liability without Licensors’ prior written consent.

Article 10.00 - Term and Termination

10.01              TERM. Unless terminated earlier by the COMPANY or terminated under Sections 10.02,
10.03 or 10.04 below, COMPANY’s obligations to Licensors under this Agreement for the Technology will expire upon the happening of the latter of: (i) the last to expire Valid Claim within patents under the Patent Rights, or (ii) twelve (12) years after the first commercial sale of the first Licensed Product on a worldwide basis. COMPANY may terminate the Agreement at any time, in which case all rights granted under this Agreement will revert to Licensors and COMPANY will have no further rights to sell any Licensed Product, including the ones that incorporate Compound IP (defined in Section 10.05), OMRF Know-How and/or RGCB Know-How, except in the event of termination based on grounds of material breach of the Agreement resulting from gross negligence or willful misconduct of Licensors. Upon this natural expiration of the Term pertaining to the Technology, the rights under the Agreement will convert into a fully paid-up license so that COMPANY can continue selling Licensed Products.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

10.2
TERMINATION FOR BREACH. If COMPANY commits a material breach of this Agreement, including without limitation, the failure to make any required royalty or any other payments hereunder, OMRF will notify COMPANY in writing of such breach and COMPANY will have thirty (30) days after such notice to cure such breach to OMRF’s satisfaction. If COMPANY fails to cure such breach, Licensors may, at its sole option, terminate this Agreement in whole or in part by sending COMPANY written notice of termination.

10.3
TERMINATION FOR SUIT. Licensors do not license to entities that bring suit against them or their Affiliates, and as such, Licensors may immediately terminate this Agreement if COMPANY or any Sublicensee directly or indirectly brings any action or proceeding against Licensors or their Affiliates, except for an uncured material breach of this Agreement by Licensors.

10.4
INSOLVENCY OF COMPANY. This Agreement terminates immediately without an obligation of notice of termination to COMPANY in the event COMPANY ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

10.5
INTELLECTUAL PROPERTY OF COMPANY & CONTRACTORS: Licensors understand that the COMPANY through its employees, collaborators or contractors plan to chemically synthesize Uttroside B, which is made from plants as of the Effective Date, and perform all necessary studies to file an IND or its foreign equivalent. During such effort, COMPANY, its collaborators or contractors may create new molecules/compounds that are derivatives, analogs or modifications of Uttroside B (hereinafter referred to “Compound IP”). In the event of termination of this Agreement (other than its natural expiration contemplated in Section 10.01), COMPANY expressly agrees that it will immediately assign to OMRF its ownership rights in and to such Compound IP for no additional costs, and will also contractually obligate its collaborators and contractors to assign their ownership in and to the Compound IP to OMRF.

10.6
SURVIVAL. The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued. After the Term, all rights granted immediately revert to Licensors. All Confidential Information shall be returned or destruction certified, at the disclosing party’s election. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement, including, but not limited to, Sections 2.02 (Reservation of Rights), 3.09 (Overdue Payments),

4.02 (Accounting), 9.03(Indemnification and Insurance), 9.04 (Prohibition Against Inconsistent Statements), 10.01 (Term), 10.05 (Intellectual Property of Company & Contractors), 10.06 (Survival) and Articles 1 (Definitions), 7 (Name Use), 8 (Confidentiality) and 11 (General Provisions). COMPANY, on behalf of itself, its Affiliates and Sublicensees, shall provide an accounting for and pay, within thirty (30) days of termination or expiration, all amounts due hereunder.

Article 11.00 - General Provisions

11.1	AMENDMENTS. This Agreement may not be amended or modified except by a writing signed by both Parties and identified as an amendment to this Agreement.

11.2	CONSTRUCTION. Each party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against either party.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

11.3
ENTIRE AGREEMENT. This Agreement constitutes the final, complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties.

11.4
EXPORT CONTROL. COMPANY agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this Agreement except as authorized by the U.S. law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person’s List or Entity List. By entering into this Agreement, each party represents and warrants that they are not located in any such country or on any such list. Each party also agrees that they will not use any item exchanged for any purposes prohibited by U.S. law. In the event either party becomes aware of any suspected violations of this paragraph, such party will promptly inform the other party of such suspected violation, and cooperate with the other party in any subsequent investigation and defense.

11.5
GOVERNING LAW AND JURISDICTION. This Agreement is made and performed in the State of Oklahoma, USA. The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by Oklahoma law, specifically excluding its choice-of-law principles, except that the interpretation, validity and enforceability of the Patent Rights will be governed by the patent laws of the country in which the patent application is pending or issued. This is not an agreement for the sale of goods. The exclusive forum for the foregoing are the courts in the State of Oklahoma and Parties expressly agree to be subject to the jurisdiction of those courts.

11.6	HEADINGS. The headings of articles and sections used in this document are for convenience of reference only.

11.7
INDEPENDENT CONTRACTORS. It is mutually understood and agreed that the relationship between the Parties is that of independent contractors. Neither Party is the agent, employee, or servant of the other. Except as specifically set forth herein, neither Party shall have nor exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease or equity relationship, expressly or by implication, between the Parties.

11.8
INDUCEMENT OF REFERRALS. It is not the purpose of this Agreement or the intent of the Parties to induce or encourage the referral of patients, and there is no requirement under this Agreement or under any other Agreement between the Parties that COMPANY or its staff refer patients to Licensors for products or services. No payment made under this Agreement is made in return for the referral of patients, or is made in return for the purchasing, leasing, or ordering of any products or services.

11.9
LIMITATION OF RIGHTS CREATED. This Agreement is personal to the Parties and shall be binding on and inure to the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.

11.10
NO ASSIGNMENT. No Party may assign its rights hereunder to any third party without the prior written consent of the other Party; provided, that a Party may assign its rights without the prior written consent of the other Parties to an Affiliate. Any purported assignment in violation of this clause is void. Such written consent, if given, shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee.

11.11	NOTICES. All notices and other business communications between the Parties related to this Agreement shall be in writing, sent by certified mail, or e-mail addressed as follows:

To Licensors:                                        OMRF
825 NE 13th Street Oklahoma City, OK 73104
Attn.: VP, Technology Ventures, MS#52 Phone: 405-271-1823
Email: OTV@OMRF.ORG

To COMPANY:                                                    QBiomed, Inc
501 Madison Ave, 14th Floor, New York, NY 10022
Attn.: Denis Corin, CEO Phone: (345) 925-5363
Email: dcorin@qbiomed.com

With a copy to:                                      Ortoli Rosenstadt LLP
501 Madison Avenue, 14th Floor New York, NY 10022
Attn: William Rosenstadt Phone: 212-588-0022
Email: wsr@ortolirosenstadt.com

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. Notices sent by email shall be deemed delivered upon receipt. Either Party may change its address by giving written notice in compliance with this section.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

11.12
REGISTRATION OF LICENSES. COMPANY will register and give required notice concerning this Agreement, at its expense, in each country in the Territory where an obligation under law exists to so register or give notice.

11.13
SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

11.14
WAIVER. The failure of a Party to complain of any default by the other Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Agreement. The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the Parties.

This Agreement may be executed in any number of counterparts which, when taken together, will constitute an original, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original. Each Party hereto consents to be bound by photocopy or facsimile signatures of such Party’s representative hereto.

                                             [SIGNATURE PAGE TO FOLLOW]

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

IN WITNESS WHEREOF, Parties hereto have caused their duly authorized representatives to execute this Agreement.

Oklahoma Medical Research Foundation:                                                                                                                            QBiomed, Inc

By:   /s/Manu Nair                                                                                                                                                        By:  /s/Denis Corin
Name: Manu Nair                                                                                                                                                          Name: Denis Corin Title:   Vice President, Technology Ventures  Title: CEO
Date: June 15, 2017                                                                                                                                                 Date:   June 15, 2017

Rajiv Gandhi Center for Biotechnology:

By:  /s/M. Radhakrishna Pillai
Name: M. Radhakrishna Pillai, PhD
Title:  Director
Date:  June 15, 2017

Acknowledged & Accepted:

By:        /s/Ruby John Anto
Ruby John Anto, PhD, RGCB Date: June 15, 2017

By:            /s/Rheal Towner
Rheal Towner, PhD, OMRF Date: June 15, 2017

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

EXHIBIT – A LIST OF PATENTS

Provisional Patent application numbered 20164101840 (Title: “Uttroside B and derivatives thereof as therapeutics for hepatocellular carcinoma”) filed in India on May 28, 2016.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

EXHIBIT – B RESEARCH AGREEMENT#1

(See Attached)

RESEARCH AGREEMENT #1

This RESEARCH AGREEMENT #1 (the “Agreement”) between the Oklahoma Medical Research OMRF ("OMRF") located at 825 NE 13th St. Oklahoma City, OK 73104, and QBiomed, Inc located at 501 Madison Ave, 14th Floor, New York, NY 10022 (“Sponsor”) (Collectively referred to as “Parties”, or individually as a “Party”) is entered into as of         , 2017 (the “Effective Date”).

WHEREAS, OMRF and Sponsor have entered into a license agreement effective as of June 15, 2017 (“License Agreement”);

WHEREAS, Section 5.01(a) of the License Agreement requires the Sponsor to meet a developmental milestone of initiating and funding a research study;

WHEREAS, Sponsor desires to enter into this Agreement to conduct such Study at OMRF; and

WHEREAS, the research contemplated by this Agreement is of mutual interest and benefit to OMRF and to Sponsor and will further the objectives and mission of both Parties.

NOW, THEREFORE, the Parties hereto agree as follows:

1.
Scope of the Study. The OMRF agrees to use its reasonable efforts to perform the portion of the research study that is set forth in Exhibit A attached herewith and incorporated herein by reference (“Research Program”). This Agreement does not limit the freedom of OMRF or any individuals participating in the Research Program to engage in any other research.

2.
Principal Investigator. The scope of Research Program will be supervised by Dr. Judith James (the “Principal Investigator”). If, for any reason, she is unable to continue to serve as Principal Investigator, and a successor acceptable to both OMRF and the Sponsor is not available, this Agreement shall be terminated as provided in Section 6. The manner and performance of the Research Program shall be determined solely by the Principal Investigator, and OMRF does not guarantee specific results.

3.
Term of the Agreement. The Research Program shall be conducted for a period as mutually agreed upon by the parties, but shall not exceed a period of twelve (12) months from the date of OMRF receiving payment from the Sponsor as provided in Section 5 below (“Term”). The Term may be amended by written agreement signed by authorized officials of both Parties.

4.
Research Program Cost. In consideration of the foregoing, the Sponsor will pay OMRF a total cost ofUS  Dollars  ($       )  for  the  performance  of  the  Research  Program,  which  includes OMRF’s indirect costs (at the rate of 35%). OMRF shall retain title to all reagents and equipment purchased and/or fabricated using funds provided by Sponsor under this Agreement.

5.
Method of Payment. Sponsor will pay the Research Program Cost (described in Section 4 above) to OMRF within thirty (30) days of Sponsor’s receipt of an invoice from OMRF. All payments shall be in US Dollars and the invoice will contain instructions regarding the mode of payment requested by OMRF.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

6.
Termination. This Agreement will expire at the end of the Term described in Section 3. Performance under this Agreement may be terminated by OMRF upon notice to Sponsor if circumstances beyond its reasonable control preclude continuation of the Research Program. Upon termination of this Agreement, Sponsor will reimburse OMRF for all demonstrable costs and non‐cancelable commitments incurred in the performance of the Research Program, provided such costs have not been previously paid by Sponsor. In no event will such reimbursement exceed the total Research Program Cost specified in Section 4. If the amount paid by Sponsor to OMRF as of the date of termination of this Agreement is in excess of the demonstrable costs and non‐cancelable commitments incurred towards the performance of the Research Program, OMRF will return all such unexpended or uncommitted funds. Termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to termination.

7.
Publications and Copyrights. OMRF will be free to publish the results of the Research Program after providing the Sponsor with a thirty (30) day period prior to publication in which to review each publication to identify patentable subject matter and to identify any potential inadvertent disclosure of the confidential information. If necessary to permit the preparation and filing of U.S. patent applications, the Principal Investigator may agree to an additional review period not to exceed sixty (60) days. Any further extension will require subsequent agreement in writing between the Sponsor and OMRF. As a matter of basic academic policy, OMRF retains the final right to determine the scope and content of any publications. The Sponsor will be acknowledged for the support provided to OMRF in any publication or report resulting from this Research Program.

8.
Intellectual Property. All rights to any invention or discovery created in the course of performing the Research Program under this Agreement (“Invention”) will belong to OMRF and will be governed by the terms of Section 2.01 of the License Agreement. For the avoidance of any doubt, Parties expressly agree that this Section 8 will not apply to any discovery or invention that is developed by OMRF prior to the Effective Date or independent of the performance of the Research Program.

9.
Confidential Information. The parties may wish to disclose confidential information to each other in connection with Research Program contemplated by this Agreement ("Confidential Information"). Confidential Information exchanged between the Parties will be governed by the terms of the confidentiality agreement between the Parties that is effective as of January 20, 2017. Notwithstanding the foregoing, OMRF will have the right to publish the data according to the terms of Section 7 of this Agreement.

10.	Use of Name. Parties’ rights to use each other’s name, trademarks or other marks will be governed by the terms of Article 7 of the License Agreement.

11.
Reports. A final report containing all the data and results from the Research Program will be provided to the Sponsor by the Principal Investigator within thirty (30) days of the completion of the Research Program.

12.	Liability Disclaimer.

(a)
OMRF HAS NOT MADE AND DOES NOT MAKE PROMISES, GUARANTEES, REPRESENTATIONS OR  WARRANTIES   OF   ANY   NATURE,   DIRECTLY   OR  INDIRECTLY,   EXPRESS   OR IMPLIED, REGARDING THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON‐ INFRINGEMENT FOR THE RESEARCH CONDUCTED OR THE DATA AND/OR RESULTS GENERATED UNDER THIS AGREEMENT. ALL DATA, INFORMATION AND/OR RIGHTS TO INTELLECTUAL PROPERTY PROVIDED UNDER THIS AGREEMENT ARE PROVIDED "AS IS", AND SPONSOR EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST OMRF AND ITS BOARD, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FOR BREACH OF ANY GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE RESEARCH PERFORMED HEREUNDER. SPONSOR IS SOLELY RESPONSIBLE FOR ITS USE OF ANY SUCH INFORMATION PROVIDED BY OMRF.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

13.
Indemnification. Sponsor agrees to fully indemnify OMRF, and its Board, Directors, officers, trustees, overseers, agents, and employees, and hold them harmless from any and all liabilities, injury, illness, death, property damage, claim, lawsuit, judgment thereon, or cause of action, including the costs of defense, which results either in whole or in part from the provision of services in connection with the Research Program, including, but not limited to, Sponsor’s use of data/results generated by OMRF hereunder. In the event the Research Program is to be performed at other institutions affiliated with OMRF, the Sponsor agrees to indemnify such affiliate, its officers, trustees, agents, and employees, and hold them harmless from any and all liabilities, injury, illness, death, property damage, claim, lawsuit, judgment thereon, or cause of action, which results in whole or in part from the provision of services in this Agreement, including the cost of defense.

14.
Notices. All communications, reports, and notices required or permitted hereunder shall be deemed sufficiently given if in writing and personally delivered, or sent by registered mail, postage prepaid, return receipt requested, addressed to the Parties as follows, or by email:

If to the OMRF:
Oklahoma Medical Research OMRF ("OMRF") Attn: Manu Nair, VP, Technology Ventures 825 NE 13th St.
Oklahoma City, OK 73104 Email: OTV@OMRF.org

If to the Sponsor:
QBiomed, Inc.
Attn: Denis Corin, CEO
501 Madison Ave, 14th Floor New York, NY 10022
Email: dcorin@qbiomed.com

15.
Governing Law. This Agreement will be construed and enforced in accordance with laws of the State of Oklahoma, without regard to choice of laws principles. The exclusive forum for the foregoing are the courts of the State of Oklahoma, unless such action cannot by law be brought in such forum, in which case the venue required by law shall govern. Sponsor agrees unconditionally that it is personally subject to the jurisdiction of such courts.

16.
Export Controls. “Export Laws” shall be defined as the laws and regulations of the United States concerning the export and re‐export of items, commodities, materials, technology, software, data, and services (collectively “Technology”). This Agreement is made subject to such Export Laws. To this end, the Sponsor shall cooperate with OMRF as reasonably necessary to permit OMRF to comply with Export Laws in connection with this Agreement. The Sponsor further represents and covenants either: (a) that all of the Sponsor’s activities contemplated by this Agreement fall within an exception to Export Laws (such as the “fundamental research” exception), and that the Sponsor has executed or will execute such activities in accordance with all regulations concerning the applicable exception; or (b) that the Sponsor (i) is neither a national of nor controlled by a national of any country to which the United States prohibits the export or re‐export of goods, services, or technology, (ii) is not a person specifically designated as ineligible to export from the United States or deal in U.S.‐origin Technology, (iii) will not export or re‐export, directly or indirectly, any Technology to any country or person to which the United States prohibits the export of Technology, and (iv) shall, in the event that a U.S. government license or authorization is required for an export or re‐export of Technology (including information acquired from OMRF under this Agreement and/or any products created by using such information or any part thereof), including the disclosure of any such Technology to any employee or contractor of Sponsor, obtain any necessary U.S. government license or other authorization prior to undertaking such export or re‐export.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

17.
Order of Precedence. The Parties hereby agree that, in the event of a conflict between the terms and conditions of this Agreement and that of the License Agreement, the terms of the License Agreement shall prevail.

18.	Changes. The Parties may, at any time, in writing to each other, suggest and by written agreement make changes within the general scope of the work, including but not limited to:
a)	revising or adding to the work or deleting portions thereof,
b)	revising the period or schedule of performance, or
c)	Increasing or decreasing the total cost.

19.
Counterparts and Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email.

20.
Severability. If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of the Agreement remains enforceable.

21.	Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party.

22.
Independent Contractors. For the purposes of this Agreement and the Research Program, the Parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other Party. Neither Party shall have authority to make any statements representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be expressly provided for herein or authorized in writing.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

23.
Force Majeure. Neither Party shall be liable to the other for failure to perform and of its respective obligations imposed by this Agreement if such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, governmental interference, civil commotion, riot, war, terrorism, strikes, labor disturbance, or any other cause beyond its reasonable control.

24.	Survival: Terms of Sections 5, 6, 7, 8, 9, 10, 13 and 23 that are by their nature intended to survive the expiration or termination of this Agreement will so survive.

25.
Entire Agreement. This Agreement, including all Attachments referenced herein, shall be the complete Agreement of the Parties hereto and shall supersede all prior agreements and understandings, oral or written, between the Parties respecting the subject matter hereof.

The respective Parties have executed this Agreement on the dates indicated below.

Oklahoma Medical Research Foundation

By:
QBiomed, Inc.

By:

Name: Manu Nair

Title: VP, Technology Ventures

Date:
Name: Denis Corin Title: CEO
Date:

I acknowledge that I have read this Agreement in its entirety and that I agree to uphold my individual obligations and responsibilities set forth herein:

By:	Rheal Towner, PhD

Date:

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Exhibit A of Research Agreement# 1 (“Research Program”)
Uttroside B as an Effective Agent Against Hepatocellular Carcinoma: Orthotopic Pre-Clinical Assessment
Research Objectives and Rationale:
Background
Hepatocellular carcinoma (HCC): Liver cancer is the 2nd leading cause of cancer-related deaths worldwide, and has an incidence of ~850,000 new cases annually (1,2). Hepatocellular carcinoma (HCC) represents ~90% of all primary liver cancer cases (1). The main risk factors for developing HCC include hepatitis B and C virus infection, alcohol intake, ingestion of the fungal metabolite aflatoxin B1, and non-alcholic steatohepatitis (NASH) (1,2). Hepatitis C viral infection is the most common risk factor for HCC in North America (3).

Objective 1: Assess cell viability of synthetic uttroside B, compared to plant Uttroside B, sorafenib and regorafenib

Background
Cell Viability Study: Synthetic Uttroside B will be assessed in various hepatocellular carcinoma (HCC) cell lines to assess cell viabilities associated with synthetic Uttroside B treatment, and compared to sorafenib and regorafenib.
The goal is to assess the efficacy of synthetic uttroside B, compared to plant extract Uttroside B, as well as sorafenib (the current drug for HCC), and Regorafenib – stivarga, which is currently in clinical trial and seems to be promising compared to sorafenib.

HCC pre-clinical orthotopic and transgenic models: The orthotopic Huh7 HCC xenograft model will be used in Objective 2 to assess the efficacy of synthetic uttroside B, and compared to both sorafenib and Regorafenib.

Objective 2: Assess the efficacy of synthetic uttroside B in pre-clinical orthotopic mouse models for HCC (HuH7 orthotopic xenograft model in nude mice), using MR imaging techniques.

Background
MRI diagnosis of HCC: MRI is considered to be superior to computed tomography (CT) in detecting HCC tumors due to its improved contrast resolution and tissue characterization. In addition, the MRI method diffusion- weighted imaging (DWI), which assesses tissue structural alterations associated with disease pathology, can be used to detect early treatment response that correlates well with necrosis, by measuring ADC (apparent diffusion coefficient) values. Both contrast-enhanced MRI and DWI will be used in Objective 2 to assess the efficacy of synthetic uttroside B.

HCC pre-clinical orthotopic model: We will use an orthotopic xenograft model (HuH7 cell-derived tumor tissue in Balb/c nude mice) for the in vivo studies. Synthetic uttroside B will be compared to Regorafenib and sorafenib, as well as untreated tumor-bearing animals. Following intrahepatic cell implantations, mice will be imaged by contrast-enhanced MRI (CE-MRI) (7 Tesla 30-cm horizontal-bore magnet) to assess tumor growth. Once tumors reach 10-20 mm3 in volumes, mice will be separated into 4 groups (untreated (5 mice), or treated with either synthetic uttroside B (10 mg/kg 3x/week i.v.; 10 mice), sorafenib (5 mice) or Regorafenib (10 mice)). Over the course of 6-8 weeks, mice will be imaged by CE-MRI to calculate tumor volumes, and by DWI to assess ADC values that will be a quantitative measure of tissue structural alterations from tumor growth and treatment response.

Tumor tissue samples from tumor-bearing animals in Objective 2 will be obtained, and compared to normal mouse liver tissue, for IHC analysis of cell proliferation, angiogenesis and apoptosis biomarkers, and RNAseq analysis to establish key cancer-related pathways affected by synthetic uttroside B in the orthotopic models.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.

Objective 3: Establish the mechanism-of-action of uttroside B in vivo in an orthotopic xenograft liver cancer model.

Frozen (liquid nitrogen) tissue samples will be used for Western blots and ELISA. Fixed tissues will be used for IHC. RNAlater treated tissue samples will be used for RNA analysis.

Trancriptomics analysis will be done to identify changes in gene expression following synthetic uttroside B treatment, using global gene expression from RNAseq assessment of hepatic cancer tumor tissue (Huh7) treated with or without uttroside B.  Ingenuity Pathway Analysis will be used to identify pathways activated by uttroside
B. The efficacy of uttroside B will be compared to the FDA approved drug sorafenib (NexavarTM). We will use in vivo xenograft (liver cancer) NOD-SCID mouse tumor model.

Objective 4: Establish whether uttroside B in an orthotopic xenograft liver cancer model is metabolized.

Background
Drug metabolism of Uttroside B: It is currently unknown whether Uttroside B is further metabolized in vivo. As the liver is the primary organ for drug metabolism, and is also the target tissue for tumor development, it will be important to determine whether normal liver is required for further metabolism of Uttroside B. As the structure of Uttroside B is basically a polysaccharide, and is already quite water-soluble, it is anticipated that drug metabolism would be minimal, however this should be tested regardless to definitely establish if Uttroside B does involve drug metabolism enzymes. Both gene and protein expression levels of drug metabolism enzymes will be assessed.

Ex vivo assessment of synthetic uttroside B drug metabolism. Tumor tissue samples from tumor-bearing animals in Objective 2 will be obtained, and compared to normal mouse liver tissue, for PCR and ELISA analyses of drug metabolism enzyme gene and protein expressions, respectively, affected by uttroside B in the orthotopic model. Previous RNAseq data (from the plant extract Uttroside B study) will also be used to help narrow down which drug metabolism enzyme genes may be of interest for further assessments.

Objective 5: Conduct safety and toxicity assessments for uttroside B in a GLP facility (not included in the budget below).
The safety/toxicity profile, including pharmacokinetics/pharmacodynamics, stability, toxicity and immuno- genicity, will be assessed for uttroside B in two mammalian species, rats and rabbits, within a GLP facility (OSU). Acute and chronic toxicities will be examined using single and multiple doses in rats and rabbits with different doses of uttroside B. The 10% lethal dose (LD10) will be determined by the Reed-Muench method. Potential damage to organs/tissues after administration of uttroside B at different doses (i.v. daily for 4 weeks followed by 8 week recovery) will be used to identify the maximal tolerable dose (MTD) and LD10. Clinical chemistry analyses will be done on blood samples collected. Mortality and clinical signs will be made twice daily. Body weight, food and water consumption, will be recorded every day. Hematology studies, clinical chemistry measurements, and urinalysis will be assessed at pre-administration, 1-5 days following initial administration, and at termination. Organ weights and gross pathological examination will be done when animals are sacrificed. Histological assessments will be done on preserved tissues by a qualified pathologist.

Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “****” at the exact place where material has been omitted.